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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Ciber, Inc.:

        We consent to the use of our report dated February 7, 2003, with respect to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2002, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

        Our report dated February 7, 2003 refers to a change in accounting for intangible assets in 2002 and for business combinations in 2001.

/s/ KPMG LLP

Denver, Colorado
December 2, 2003

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  Exhibit 23.1